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                                                                  EXHIBIT (h)(1)


                       TRANSFER AGENCY SERVICES AGREEMENT

     THIS AGREEMENT is made as of December 18, 2003 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and ATLAS INSURANCE TRUST, a Delaware business trust (the "Fund") and any succeeding corporate entity.

                              W I T N E S S E T H:

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS. AS USED IN THIS AGREEMENT:

(a)  "1933 ACT" means the Securities Act of 1933, as amended.

(b)  "1934 ACT" means the Securities Exchange Act of 1934, as amended.

(c) "AUTHORIZED PERSON" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)  "CEA" means the Commodities Exchange Act, as amended.

(e) "CHANGE OF CONTROL" means a change in ownership or control (not including transactions


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     between wholly-owned direct or indirect subsidiaries of a common parent) of
     25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parents(s).

(f) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(g)  "SEC" means the United States Securities and Exchange Commission.

(h)  "SECURITIES LAWS" mean the 1933 Act, the 1934 Act, the 1940 Act and the
     CEA.

(i) "SHARES" mean the shares of common stock of any series or class of the Fund.

(j) "WRITTEN INSTRUCTIONS" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

4.   COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all


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applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.

5.   INSTRUCTIONS.

(a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

6.   RIGHT TO RECEIVE ADVICE.

(a) ADVICE OF THE FUND. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written


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     Instructions, from the Fund.

(b) ADVICE OF COUNSEL. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may at its expense request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of
     PFPC).

(c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel after consultation with an Authorized Person of the Fund.

(d) PROTECTION OF PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by PFPC to the Fund or to an Authorized Person, at the Fund's expense.



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8.   CONFIDENTIALITY.

(a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include:

     (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

     (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

    (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

     (iv) anything designated as confidential.

(b) Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

     (i)  is already known to the receiving party at the time it is obtained;

     (ii) is or becomes publicly known or available through no wrongful act of the receiving party;

    (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

     (iv) is released by the protected party to a third party without restriction;

     (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);

     (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; or


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     (vii) has been or is independently developed or obtained by the receiving party.

9. COOPERATION WITH ACCOUNTANTS. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases (but not the Fund's data contained therein), computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement. A summary of PFPC's Disaster Recovery Plan is attached hereto as Exhibit D.

12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits


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and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

13. INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's activities under this Agreement, provided that in the absence of a finding by a court or regulatory agency to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, negligence or reckless disregard of such duties and obligations under this Agreement. The provisions of this Section 13 shall survive termination of this Agreement.

14.  RESPONSIBILITY OF PFPC.

(a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such


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     damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party selected with reasonable care by PFPC; and
     (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

(c) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the two (2) times the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage.

(d) No party may assert a cause of action against PFPC or any of its affiliates that allegedly


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     occurred more than 12 months immediately prior to the filing of the suit
     (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f) The provisions of this Section 14 shall survive termination of this Agreement.

15. DESCRIPTION OF SERVICES. The services provided by PFPC shall include the following:

(a) SERVICES PROVIDED ON AN ONGOING BASIS, IF APPLICABLE. PFPC shall provide the following services:

     (i)  Calculate 12b-1 payments;

     (ii) Maintain shareholder registrations;

    (iii) Review new applications and correspond with shareholders to complete or correct information;

     (iv) Direct payment processing of checks or wires;

     (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

     (vi) Prepare and mail to shareholders confirmation of activity;

    (vii) Mail duplicate confirmations upon the request of Shareholders;

   (viii) Provide periodic shareholder lists and statistics to the Fund;

     (ix) Provide detailed data for underwriter/broker confirmations;

     (x)  Prepare periodic mailing of year-end tax and statement information;

     (xi) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity;

    (xii) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

   (xiii) Accept and post daily Share purchases and redemptions;

    (xiv) Accept, post and perform shareholder transfers and exchanges; and


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     (xv) Issue and cancel certificates (when requested in writing by the shareholder).

(b) SERVICES PROVIDED BY PFPC UNDER ORAL INSTRUCTIONS OR WRITTEN INSTRUCTIONS. PFPC shall provide the following services upon receipt of Oral or Written
     Instructions:

     (i)  Pay dividends and other distributions.

(c) PURCHASE OF SHARES. PFPC shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

     (i)  A purchase order in completed proper form;

     (ii) Proper information to establish a shareholder account; and

    (iii) Confirmation of receipt or crediting of funds for such order to the Fund's custodian.

(d) REDEMPTION OF SHARES. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's prospectus and SAI, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, Shares shall be redeemed before the funds are provided to PFPC from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

     (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

     (ii) transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

     When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer.


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(e)  DIVIDENDS AND DISTRIBUTIONS. Upon written instruction of the Fund authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and/or the applicable state and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(f)  SHAREHOLDER ACCOUNT SERVICES.

     (i) PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

          -    Any pre-authorized check plan; and

          - Direct purchases through broker wire orders, checks and applications.

     (ii) PFPC may arrange, in accordance with the prospectus, for a shareholder's:

          - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

          - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

          - Redemption of Shares from an account with a checkwriting privilege.

    (iii) PFPC agrees to maintain such internal controls and procedures as PFPC deems necessary to ensure transactions received by PFPC are properly handled with respect to the Fund trade cut-off times as set forth in the Fund's prospectus and


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          SAI, or as otherwise agreed to between PFPC and the Fund or as otherwise handled in accordance with industry practice.

(g) COMMUNICATIONS TO SHAREHOLDERS. PFPC shall mail all communications by the Fund to its shareholders, including:

     (i)  Reports to shareholders;

     (ii) Confirmations of purchases and sales of Fund shares;

    (iii) Monthly or quarterly statements;

     (iv) Dividend and distribution notices; and

     (v)  Tax form information.

(h) RECORDS. PFPC shall maintain records of the accounts for each shareholder showing the following information:

      (i) Name, address and United States Tax Identification or Social Security number;

     (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

    (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

     (iv) Any stop or restraining order placed against a shareholder's account;

      (v) Any correspondence relating to the current maintenance of a shareholder's account;

     (vi) Information with respect to withholdings; and

    (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

(i) LOST OR STOLEN CERTIFICATES. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for


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     reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

     (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

     (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(j) SHAREHOLDER INSPECTION OF STOCK RECORDS. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

(k) WITHDRAWAL OF SHARES AND CANCELLATION OF CERTIFICATES. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(l) LOST SHAREHOLDERS. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

     (i)  documentation of search policies and procedures;

     (ii) execution of required searches;

    (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

     (iv) preparation and submission of data required under the Lost Shareholder Rules.


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     Except as set forth above, PFPC shall have no responsibility for any escheatment services.

(m)  RETIREMENT PLANS.

     (i) In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA's and ROTH individual retirement accounts ("IRA Plans"), 403(b) Plans and money purchase and profit sharing plans ("Qualified Plans") (collectively, the "Retirement Plans") within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") sponsored by the Fund for which contributions of the Fund's shareholders (the "Participants") are invested solely in Shares of the Fund, PFPC shall provide the following administrative services:

          (A) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

          (B)  Record method of distribution requested and/or made;

          (C)  Receive and process designation of beneficiary forms requests;

          (D) Examine and process requests for direct transfers between Custodians/Trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

          (E) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

          (F)  Perform applicable federal withholding and send
               Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

     (ii) PFPC shall take the necessary steps for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

    (iii) With respect to the Retirement Plans, PFPC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(n) PRINT MAIL. The Fund hereby engages PFPC as its primary print/mail and electronic


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     presentment service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

(o) IMPRESSNET(R) SERVICES. PFPC shall provide to the Fund the internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

(p) IMPRESS(R) SERVICES. In addition to the services set forth in this Agreement, PFPC hereby grants to the Fund a license to PFPC's proprietary IMPRESS(R) software under the terms set forth on Exhibit C - IMPRESS(R) Software Terms, attached hereto and made part hereof, as such Exhibit C may be amended from time to time.

(q) PFPC agrees to provide the services described herein in accordance with the performance standards set forth on Exhibit E - Performance Standards, attached hereto and made part hereof, as such Exhibit E may be amended from time to time.

(r) The parties agree to follow the policy and guidelines for the treatment of financial gains and losses resulting from "as-of" shareholder transactions set forth on Exhibit F - Gain/Loss Policy, attached hereto and made part hereof, as such Exhibit F may be amended from time to time.

16.  PRIVACY.

(a) Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors ("Personal Information") in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement.

(b) PFPC shall inform the Fund promptly if Personal Information is disclosed other than to a Qualified Recipient, as defined below, or if PFPC discovers facts which indicate such


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

     disclosure is likely to have occurred, together with details on the nature and extent of the disclosure. If detailed information is not immediately available, PFPC shall work diligently to obtain complete details and shall supply the Fund with information as it becomes available. Except as required by law, PFPC shall not identify the Fund or any of its customers or employees as having been affected by the disclosure in communication to any other party concerning the disclosure. "Qualified Recipient" means (i) PFPC's employees, agents and contractors that require Personal Information for PFPC to perform the services set forth herein and that are bound by restrictions to use the Personal Information only in connection with such services ; and (ii) a third party requesting such information pursuant to a court order, subpoena, governmental or regulatory agency or law (provided PFPC will provide the Fund written notice of such requirement, to the extent such notice is permitted).

17. ANTI-MONEY LAUNDERING. To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering


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activities. Upon the reasonable request of the Fund, PFPC shall provide to the
Fund: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party that the AML policies and procedures are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

18.  CIP SERVICES.

(a) To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

     (i) Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding Customer (as defined in 31 CFR 103.131).

     (ii) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

    (iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).
          (iv) (iv) Regularly report to the Fund about measures taken under
          (i)-(iii) above.

     (v) If PFPC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Fund's CIP.

     (vi) Set forth on a separate fee schedule compensation amounts due for these CIP Services as agreed to from time to time by the Fund and PFPC.

(b) Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

(c) Notwithstanding anything to the contrary, PFPC need not perform any of the steps described above with respect to persons purchasing Shares via exchange privileges.

19.  DURATION AND TERMINATION.

(a) This Agreement shall be effective on the date first written above and unless otherwise terminated pursuant to its terms shall continue for a period of four (4) years from date of conversion (the "Initial Term").

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) years ("Renewal Terms") each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than one-hundred twenty (120) days prior to the expiration of the Initial Term or the then current Renewal Term. PFPC shall provide the Fund with written notice of the expiration of the Initial Term at least one-hundred eighty (180) days prior to such expiration.

(c) In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

(d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e) Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Fund or any affiliate (as defined under the 1940 Act) of the Fund result in the Fund's desire to cease to use PFPC as the provider of any of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to the Fund's successor service provider; however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by the Fund. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to PFPC.

(f) In the event PFPC has failed to meet a specific performance standard category, as set forth in Exhibit E, in four of any rolling six one-month periods, the Fund may give written notice thereof to PFPC, and if such failure shall not have been remedied within thirty (30) days after such written notice is received, then the Fund may terminate this Agreement without penalty by giving thirty (30) days written notice of such termination to PFPC. In addition, for purposes of the Fund's option to terminate this Agreement under this Section 19(f), PFPC's obligation to meet the Performance Standards shall (i) be measured in the aggregate with respect to all of the "Atlas" affiliated mutual funds for which PFPC provides transfer agency services; and (ii) shall not become effective until ninety (90) days after the commencement of the services by PFPC hereunder. Unless the Fund provides PFPC with notice of the Fund's intent to exercise this option within sixty (60) days of any six-month period , the Fund shall be deemed to have waived its option to terminate under this provision with respect to such period.

20. NOTICES. Notices with respect to this Agreement shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention:
President; (b) if to the Fund, at 794 Davis Street, San Leandro, CA 94583,
Attention: Larry Key ; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days prior written notice of such assignment or delegation and the Fund consents to such assignment which consent shall not be unreasonably withheld or delayed.

23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25.  MISCELLANEOUS.

(a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents executed by both parties their agreement, if any, with respect to delegated duties.

(b) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Fund may make any modifications to its registration statement, or adopt policies that materially affect the obligations or responsibilities of PFPC hereunder. At the same time, but prior to the effective date of any such changes, the parties agree, in good faith, to modify PFPC's compensation consistent therewith.

(c) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(h) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i) Neither PFPC nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party. Notwithstanding the foregoing, PFPC may use the Fund's name in lists of PFPC's clients until directed by the Fund to discontinue such use.

(j) CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.

                                    By: [ILLEGIBLE]
                                        ------------------------------

                                    Title:____________________________


                                    ATLAS INSURANCE TRUST

                                    By: [ILLEGIBLE]
                                        ------------------------------

                                    Title:____________________________

                                    EXHIBIT A

     THIS EXHIBIT A, dated as of November 25, 2003, is Exhibit A to that certain Transfer Agency Services Agreement dated as of November 25, 2003, between PFPC Inc. and Atlas Insurance Trust

                                   PORTFOLIOS

                        Atlas Balanced Growth Portfolio

                                   EXHIBIT B

                             IMPRESSNet(R) SERVICES

1. DEFINITIONS. Any term not herein defined shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit:

     (a) "End-User" shall mean any Shareholder that accesses the PFPC System via IMPRESSNet(R).

     (b) "Fund Web Site" means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from IMPRESSNet(R).

     (c) "IMPRESSNet(R) Services" means the services identified in Section 2 hereof to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed and Transactions may be requested by accessing IMPRESSNet(R) via hypertext link from the Fund Web Site.

     (d) "Inquiry" shall mean any access to the PFPC System via IMPRESSNet(R) initiated by an End-User which is not a Transaction.

     (e) "Internet" shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

     (f) "IMPRESSNet(R)" means the collection of electronic documents, electronic files and pages residing on PFPC's computer system(s) (or those elements of the computer system of one or more Internet Service Providers ("ISPs") retained by PFPC and necessary for PFPC's services hereunder), connected to the Internet and accessible by hypertext link from the Fund Web Site through the World Wide Web, where the Inquiry and Transaction data fields and related screens provided by PFPC may be viewed.

     (g) "Shareholder" means the record owner or authorized agent of the record owner of shares of the Fund.

     (h) "Transaction" shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

2. PFPC RESPONSIBILITIES. Subject to the provisions of this Exhibit, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC's expense (unless otherwise provided herein):

     (a) provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IMPRESSNet(R) to permit persons to be able to view information about the Fund and to permit End-Users with appropriate identification and access codes to perform Inquiries and initiate Transactions;

     (b) address and mail, at the Fund's expense, notification and promotional mailings and other communications provided by the Fund to Shareholders regarding the availability of IMPRESSNet(R) Services;

     (c) prepare and process new account applications received through IMPRESSNet(R) from Shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

          (i) to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House;

          (ii) the ACH prenote process will be waived and the ACH status will be set to active;

         (iii) the Fund shall be responsible for any resulting gain/loss liability associated with the ACH process;

          (iv) the maximum permitted initial purchase amount shall be $50,000.00;

     (d) process the set up of personal identification numbers ("PIN"), as described in the IMPRESSNet(R) Product Guide provided to the Fund, which shall include verification of initial identification numbers issued and activation of personalized PIN's. The Fund shall be responsible for resetting PIN's and reissuing new PIN's in connection with lost PIN's;

     (e) provide installation services which shall include review and approval of the Fund's network requirements, recommending a method of establishing (and, as applicable, cooperation with the Fund to implement and maintain) a hypertext link between IMPRESSNet(R) and the Fund Web Site and testing of the network connectivity and performance;

     (f) establish systems to guide, assist and permit End-Users who access IMPRESSNet(R) from the Fund Web Site to electronically perform Inquires and create and transmit Transaction requests to PFPC;

     (f) deliver to the Fund one (1) copy of the PFPC IMPRESSNet(R) Product Guide, as well as all updates thereto on a timely basis;

     (g) deliver a monthly billing report to the Fund, which shall include a report of Inquiries and Transactions;

     (h) provide a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the PFPC Web Site;

     (i) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to PFPC in writing from time to time, and all "point and click" features of the PFPC Web Site relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

     (j) provide periodic site visitation (hit reports) and other information regarding End-User activity under this Agreement as agreed by PFPC and the Fund from time to time;

     (k) monitor the telephone lines involved in providing IMPRESSNet(R) Services and inform the Fund promptly of any malfunctions or service interruptions;

     (l) periodically scan PFPC's Internet interfaces and IMPRESSNet(R) for viruses and promptly remove any such viruses located thereon;

     (m) maintain and support IMPRESSNet(R), which includes providing error corrections, minor enhancements and interim upgrades to IMPRESSNet(R) which are made generally available to IMPRESSNet(R) customers and provide help desk support to provide assistance to Fund employees with the Fund's use of IMPRESSNet(R). Maintenance and support shall NOT include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNet(R) clients, as determined solely by PFPC; or
(ii) maintenance of customized features.

     The Fund recognizes and acknowledges that (i) a logon I.D. and PIN are required by End-Users to access PFPC's IMPRESSNet(R); (ii) to access IMPRESSNet(R), an End-User's Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology; and (iii) PFPC will not provide any software for access to the Internet, and such software must be acquired from a third-party vendor.

3. FUND RESPONSIBILITIES. Subject to the provisions of this Exhibit and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

     (a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to IMPRESSNet(R);

     (b) promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes to the IMPRESSNet(R) Services;

     (c) work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;

     (d) revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IMPRESSNet(R) Services, including disclaimers and information reasonably requested by PFPC;

     (e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Fund in writing from time to time, and all "point and click" features of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and

     (f) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IMPRESSNet(R) and the various Inquiry and Transaction web pages and otherwise make the Fund Web Site available to End-Users.

4. STANDARDS OF CARE FOR INTERNET SERVICES. Notwithstanding anything to the contrary contained in the Agreement or this Exhibit, although PFPC shall comply with the standard of care specified in the Agreement and above in providing IMPRESSNet(R) Services, PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via IMPRESSNet(R) Services or the consummation of any Inquiry or Transaction request not actually received by PFPC. The Fund shall advise End-Users to promptly notify the Fund or PFPC of any errors or inaccuracies in Shareholder data or information transmitted via IMPRESSNet(R) Services.

5.   PROPRIETARY RIGHTS.

     (a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Agreement. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only during the term of the Agreement and only in accordance with the provisions of this Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party's prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party's consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

     (b) The Fund Web Site and IMPRESSNet(R) may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party's web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party's web site to replicate the "look and feel", "trade dress" or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of the Agreement. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, U.S. copyright or other U.S. proprietary right of a third party.

7. REPRESENTATION AND WARRANTY. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IMPRESSNet(R) or Fund Web Site, as the case may be, any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by such party.

8.   LIABILITY LIMITATIONS.

     (a) THE INTERNET. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (e.g., hackers not employed by such party or its affiliates) or of any third parties involved in the Internet and shall not be liable in any respect for the selection of any such third party, unless such party breached the standard of care specified herein.

     (b) PFPC'S EXPLICIT DISCLAIMER OF CERTAIN WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2 AND 4, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED "AS-IS" ON AN "AS-AVAILABLE" BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.   MISCELLANEOUS.

     (a) INDEPENDENT CONTRACTOR. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to IMPRESSNet(R) by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.

     (b) CONFLICT WITH AGREEMENT. In the event of a conflict between specific terms of this Exhibit and the Agreement, this Exhibit shall control as to IMPRESSNet(R) Services.

                                    EXHIBIT C

                               IMPRESS(R) LICENSE

ARTICLE 1 - SYSTEM, SUPPORT AND IMPLEMENTATION

1.1 SOFTWARE AND SUPPORT. PFPC shall provide or has previously provided to the Fund and the Fund shall acquire from PFPC the right to use the computer software programs ("SOFTWARE") set forth in Schedule 1 of this Exhibit C ("SCHEDULE 1"). Software includes related user manuals and reference guides (collectively, "DOCUMENTATION"). One copy of the Documentation shall be provided to the Fund at no additional cost. PFPC shall provide only the machine readable object version of the Software and not source code. Additional terms and conditions concerning the Software are set forth in Schedules 1 and 1.A of this Exhibit C ("SOFTWARE SCHEDULES"). Subject to the Agreement terms and conditions, PFPC grants to the Fund and the Fund accepts from PFPC the non-exclusive, non-transferable license to use the Software during the term of the Agreement ("LICENSE"). Some software components ("THIRD PARTY SOFTWARE") required to be used with the Software were developed by a third party ("THIRD PARTY VENDOR"). Schedule 1 shall indicate which Third Party Software the Fund is licensing from PFPC pursuant to this Agreement ("PFPC PROVIDED THIRD PARTY SOFTWARE") and which Third Party Software the Fund is required to obtain directly from Third Party Vendors ("DIRECTLY OBTAINED THIRD PARTY SOFTWARE"). Directly Obtained Third Party Software is licensed to Fund only pursuant to shrink wrapped or other agreements between the Third Party Vendor and the Fund. PFPC Provided Third Party Software is licensed to the Fund pursuant to the terms and conditions set forth in this Agreement. As part of the Software, PFPC shall provide the Fund with the interfaces set forth in Schedule 1, between the Software and Third Party Software ("INTERFACES"). PFPC shall provide the software support services ("SOFTWARE SUPPORT") so designated in Schedule 2 of this Exhibit C ("SCHEDULE 2"). Software Support shall include a License to error corrections, minor enhancements and interim upgrades to the Software which are made generally available to PFPC clients of the Software under Software Support, but shall not include a License to substantial added functionality, new interfaces, new architecture, new platforms or other major software development efforts, as determined solely by PFPC.

1.2 OWNERSHIP. PFPC or its licensors shall retain title to and ownership of the Software, copies, derivative works, inventions, discoveries, patentable or copyrightable matter, concepts, expertise, techniques, patents, copyrights, trade secrets and other related legal rights ("PROPRIETARY INFORMATION" ). PFPC reserves all rights in the Proprietary Information not expressly granted to the Fund in the Agreement. Upon PFPC's request, the Fund shall inform PFPC in writing of the quantity and location of any Software.

1.3 EQUIPMENT, SYSTEM IMPLEMENTATION AND ACCESS. The Fund is responsible for acquiring, installing and maintaining the data processing and related equipment necessary to properly operate the Software. PFPC and Fund shall (a) within a reasonable time after the Effective Date, agree upon the tasks required to implement the Software, Third Party Software and Equipment ("SYSTEM") and the party responsible and time frames for each task; (b) perform their respective assigned tasks; and (c) if not the party assigned to a task, cooperate with the responsible party. The Fund shall give reasonable and safe access to the System to PFPC, PFPC's employees, affiliates, representatives, agents, contractors, licensors and suppliers ("PFPC'S AGENTS") who are providing services under the Agreement or auditing adherence to the Agreement.

1.4 USE OF SOFTWARE. The Fund may use the Software during the term of this Agreement only on the Equipment to process the Fund's and affiliates' data for internal business purposes. No right is granted for use of the Software by any third party or by the Fund to process for any third party, or for any other purpose whatsoever, except as expressly provided in this paragraph. The Fund shall not modify, disassemble, decompile or reverse engineer the Software or otherwise attempt to derive source code from the Software without PFPC's prior written consent.

1.5 SOFTWARE INSTALLATION AND ACCEPTANCE. PFPC shall advise the Fund that the Software is installed and functioning on the Equipment ("Software Installation Date"). The Fund shall be deemed to have accepted the Software thirty (30) days after Software Installation Date or thirty (30) days after the Fund's first use of Software to process live production data ("Software Acceptance Date").

1.6 COPIES OF SOFTWARE. The Fund may not copy the software except for backup and archival purposes only, and the Fund shall include on all copies of the Software all copyright and other proprietary notices or legends included on the Software. The provisions of this Paragraph do not apply to the Fund data files in machine-readable form.

1.7 NO-EXPORT. The Software shall not be shipped or used by the Fund outside the United States. The Fund shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority. The Software shall not be transferred to a prohibited country or otherwise in violation of any such restrictions or regulations.

1.8 TERMINATION. Terms and conditions which require their performance after the termination of the Agreement, including but not limited to the License and Software use restrictions, limitations of liability, indemnification, and confidentiality obligations, shall survive and be enforceable despite the termination of the Agreement.

1.9 ASSIGNMENT. Absent PFPC's prior written consent, the Fund shall not assign, sublicense or transfer, whether by operation of law or otherwise, the Fund's rights or obligations with respect to the License and PFPC may void any such attempt.

ARTICLE 2 - LICENSE TERM.

2.1 LICENSE TERM. The License granted pursuant to this Exhibit C shall continue for the term of the Agreement unless earlier terminated pursuant to the terms hereof. PFPC's obligations and the Fund's rights to use the Software are conditional upon the Fund's payment of the fees and charges set forth in the Agreement. If the Fund elects to use any additional software or equipment with the System, the Fund shall request PFPC's written approval of such product, which approval shall not be unreasonably withheld. Absent such approval, Software Support and the related warranties shall not be effective for so long as the Fund uses the unapproved products with the System.

ARTICLE 3 - WARRANTIES, REPRESENTATIONS AND LIABILITY

3.1 SOFTWARE WARRANTIES AND REMEDIES. For a period of ninety (90) days, PFPC warrants ("PERFORMANCE WARRANTY") that the Software, excluding the Directly Obtained Third Party Software, shall perform on the Equipment substantially in accordance with the Documentation. The correction of errors and deficiencies in the Software pursuant to Software Support shall be the Fund's sole and exclusive remedy for the Performance Warranty. PFPC warrants ("RIGHTS WARRANTY") it has the right to license the Software in accordance with the Agreement. Provided the Fund gives PFPC timely written notice, reasonable assistance, including assistance from the Fund's employees, agents and affiliates (collectively, the "FUND'S AGENTS"), and sole authority to defend or settle the action, then PFPC shall do the following ("INFRINGEMENT INDEMNIFICATION"): (a) defend or settle, at its expense, any action brought against the Fund to the extent the action is based on a claim that the Software infringes a duly issued United States' patent or copyright or violates a third party's proprietary trade secrets or other similar intellectual property rights ("INFRINGEMENT"); and (b) pay damages and costs finally awarded against the Fund directly attributable to such claim. PFPC shall have no Infringement Indemnification obligation if the alleged Infringement is based upon the Fund's use of the Software with equipment or software not furnished or approved by PFPC or if such claim arises from PFPC's compliance with the Fund's designs or instructions, or from the Fund's modifications of the Software. The Infringement Indemnification states PFPC's entire liability for Infringement and shall be the Fund's sole and exclusive remedy for the Rights Warranty.

3.2 THIRD PARTY WARRANTIES. All warranties for the Directly Obtained Third Party Software, if any, are specifically set forth applicable agreements supplied by the Third Party Vendors.

3.3 EXCLUSION OF WARRANTIES. THE WARRANTIES SET FORTH IN PARAGRAPH 3.1 AS TO THE SOFTWARE AND IN PARAGRAPH 3.2 AS TO DIRECTLY OBTAINED THIRD PARTY SOFTWARE ARE IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THE AGREEMENT. PFPC SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

3.4 FUND RESPONSIBILITY. The System is an information system only, designed to assist the Fund in performing its professional activities and is not intended to replace the professional skill and judgment of the Fund. The Fund shall be solely responsible for: (a) acts or omissions of the Fund in entering data into the System, including its accuracy and adequacy; (b) checking the correctness and accuracy of the System output and data; and (c) any use of or reliance upon the System output by Fund. Except for the Infringement Indemnification and as limited by applicable law, the Fund shall indemnify, defend and hold PFPC harmless from any losses, costs, damages, and liabilities, reasonable attorneys' fees and court costs, relating to any claim by any third party arising from or related to the Fund's use of the System or System output, but in no event for an amount greater than the value of this Exhibit C.

                             SCHEDULE 1 OF EXHIBIT C

                                    SOFTWARE

The License granted pursuant to this Agreement shall be for a maximum of concurrent user seats identified for each software product below.

1.  PFPC SOFTWARE.

1.1 PFPC Software includes the following IMPRESS products which are further described in Schedule 1.A of Exhibit C ("Specifications"):

         IMPRESS Workflow/Image Release 7.2.3 - 30 maximum user seats(1)

         IMPRESS Customer Relationship Manager Release 3.3 - 30 maximum user seats(1)

1.2 INTERFACES. Except as agreed in writing, PFPC shall not be required to modify the Software or the Interfaces to accommodate changes made by the Fund vendor to its portion of the interface. If the Fund's vendor needs information about the Software, then the vendor must first execute a nondisclosure agreement in form and content reasonably acceptable to PFPC. PFPC shall not be liable for any delay or degradation to the Software or Equipment attributable to the Fund's use of Interfaces.

1.3 CUSTOMIZATION. The listed products are licensed for IMPRESS use and customization only. Use of these tools to develop or customize non-IMPRESS applications is not permitted without the express written authorization of PFPC.

2.  THIRD PARTY SOFTWARE.

2.1 PFPC PROVIDED THIRD PARTY SOFTWARE. The following Third Party Software is licensed to the Fund directly by PFPC:

2.1.1 BANCTEC SOFTWARE. The following Third Party Software is licensed directly to the Fund by PFPC subject to the terms of this Agreement and the mandatory BancTec ("BancTec") terms and conditions set forth in Attachment 1 to Schedule 1, attached and incorporated by reference. To the extent the terms of Attachment 1 to Schedule 1, conflict with or differ from the terms and conditions in the Agreement, Attachment 1 to Schedule 1 shall prevail with respect to the following BancTec Software ("BancTec Software")

          Informix               Multi-User with 30 maximum user seats(1)
          XDP Storage Manager    Multi-User with 30 maximum user seats(1)
          FloWare                Multi-User with 30 maximum user seats(1)

Each Banctec Software program listed above and identified as "Multi-User" ("Multi-User Program") is licensed for installation on a single network server computer which is supplied by a third party, and which is electronically linked with one or more workstations having access to the Banctec Software program. If the above designates a maximum number of users authorized to simultaneously access the Multi-User Program, no access will be permitted in excess of such maximum number. In all other cases, Multi-User Program is authorized to be accessed by all workstations which are configured to communication with that network server computer.

2.1.2 PEGASYSTEMS SOFTWARE. The following Third Party Software is licensed directly to the Fund by PFPC subject to the mandatory Pegasystems ("Pegasystems") terms and conditions set forth in Attachment 2 to Schedule 1. To the extent the terms of Attachment 2 of Schedule 1 conflict with or differ from the other terms and conditions in the Agreement, the terms of Attachment 2 of
Schedule 1 shall prevail with respect to the following Pegasystems Software ("Pegasystems Software"):

Product Name       Version     Function - 30 maximum user seats(1)
------------       -------     ------------------------------------------------------
PegaWorks             7.2      Workflow Engine - 30 maximum user seats(1)
PegaENVIRONMENT       7.2      Operating Shell - 30 maximum user seats(1)
PegaREACH            8.11      Desktop Graphical Interface - 30 maximum user seats(1)

2.2 DIRECTLY OBTAINED THIRD PARTY SOFTWARE. The following Third Party Software are separately licensed by the Third Party Vendor directly to the Fund subject to the respective terms and conditions of "shrink-wrapped" or other agreements between the Third Party Vendor and the Fund. The Fund accepts the provisions of such agreements, including the warranty provisions, if any, and agrees to comply with the terms set forth in such agreements:

     - Microsoft Windows NT 4.0 with SP6a, or Microsoft Windows 2000 or Microsoft Windows XP
     - Microsoft Office 2000 or greater
     - Microsoft NT Server 2000
     - Microsoft TCP/IP Stack
     - UNIX ESQL/C Compiler for selected UNIX platform

(1) Maximum number of user seats is per fund complex/family

                           ATTACHMENT 1 TO SCHEDULE 1

                              TERMS AND CONDITIONS

                                     BANCTEC

1. Each BancTec Software Package listed in Section 2.1.1 of Schedule 1 ("Program") which is identified as "Multi-User Program" is licensed for installation on a single network server computer which is supplied by BancTec, PFPC, or a third party, and which is electronically linked with one or more workstations having access to the Program. If Schedule 1 designates a maximum number of users authorized to simultaneously access the Multi-User Program, no access will be permitted in excess of such maximum number. In all other cases, Multi-User Program is authorized to be accessed by all workstations which are configured to communicate with that network server computer.

2. Each Program listed in Schedule 1 identified as "Single-User Software" is licensed for installation and use on a single computer.

3. Each Program listed in Schedule 1 identified as an "Unlimited-User Program" is licensed for use by the Fund after ordering a copy of the Program. Once ordered, the Fund may make unlimited copies of such Programs at no additional charge.

4. Each Program listed in Schedule 1 identified as a "Device Program" is licensed for use solely to facilitate the operation of the corresponding equipment device.

5. Each Program listed in Schedule 1 identified as a "Development-User Program" is licensed for installation and use on a single computer for development and testing purposes. The license for Development-User Programs also includes a license for production use on a single computer.

6. Each Program listed in Schedule 1 identified as a "Production-User Program" consists of necessary runtime modules and associated link libraries for inclusion with custom software applications. Production-User Programs are not licensed for use in the development of custom software applications and may be either Multi-User or Single-User Programs.

7. Only a nontransferable, nonexclusive, perpetual license to use the Programs and related BancTec documentation for its own internal use (including, without limitation, providing processing services to third parties in a service bureau or facilities management environment) is granted to the Fund.

8. BancTec or its vendors retain all title to the Programs, and all copies thereof, and no title to the Programs, or any intellectual property in the Programs, is being transferred; provided, however, nothing contained herein shall give BancTec or its vendors any right, title or interest in the Software.

9. The Programs shall not be copied, except as specifically authorized under an Schedule to this Agreement and except for backup or archival purposes. All such copies shall contain all copyright and other proprietary notices or legends of BancTec or its vendors contained in the Programs delivered under this Agreement.

10. The Programs shall not be modified, reverse assembled or decompiled by the Fund. No attempt shall be made by the Fund to derive source code from the Programs.

11. The Programs will not be shipped or used by PFPC or the Fund to Africa or the Middle East. All applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority shall be complied with. The Programs shall not be transferred to a prohibited country or otherwise in violation of any such restrictions or regulations.

12. Each Program is copyrighted and contains proprietary and confidential trade secret information of BancTec and its vendors. Each sublicensee of the Programs shall protect the confidentiality of the Programs with at least the same standard of care used to protect the Fund's own similar confidential information.

13. BancTec and its vendors are each a direct and intended beneficiary of the sublicenses granted for the Programs and may enforce such sublicenses directly against sublicenses of the Programs.

14. Neither BancTec nor its vendors shall be liable to the Fund for any general, special, direct, indirect, consequential, incidental, or other damages arising out of the sublicense of the Programs.

15. The license granted to the Fund of the Programs may be terminated, either immediately or after a notice period not exceeding thirty (30) days, upon violation by the Fund of any of the terms or conditions of the Agreement, including but not limited to this Attachment 1 to Schedule 1.

16. Upon termination of the license grant to the Fund to use the Program or the Agreement, the Fund shall return all copies of the Programs to PFPC.

                                    EXHIBIT D

                       PFPC Disaster Recovery Plan Summary

-------------------------------------------------------------------------------

                                   [PNC LOGO]

                     ENTERPRISE BUSINESS RESILIENCY OVERVIEW

                  Prepared by PNC Corporate Business Resiliency

                                    1/22/2003

CONTENTS ARE INCLUDED IN THIS DOCUMENT SOLELY FOR THE USE OF THE INTENDED RECIPIENT. YOU MAY NOT COPY, MODIFY, DISTRIBUTE, TRANSMIT, DISPLAY, PERFORM, REPRODUCE, TRANSFER, RESELL, OR REPUBLISH ANY OF THE CONTENTS OF THIS DOCUMENT WITHOUT THE PRIOR WRITTEN CONSENT OF PNC, WHICH MAY BE WITHHELD IN ITS SOLE DISCRETION.

EXCEPT WHERE OTHERWISE EXPRESSLY NOTED OR AS NOTED BELOW, ALL CONTENTS OF THIS DOCUMENT, INCLUDING THE GRAPHICS, ICONS AND OVERALL APPEARANCE OF THE DOCUMENT, ARE THE SOLE AND EXCLUSIVE PROPERTY OF THE PNC FINANCIAL SERVICES GROUP, INC., PITTSBURGH, PENNSYLVANIA AND/OR ITS SUBSIDIARIES OR AFFILIATES.

-------------------------------------------------------------------------------

[PNC LOGO]

ENTERPRISE BUSINESS RESILIENCY OVERVIEW

PNC's Business Continuity Plan and Resiliency Model is composed of nearly 1,000 individual plans for people, facilities, business functions and technology throughout the entire corporation. It is the policy that:

     "Appropriate contingency measures will be established to ensure the Resiliency of critical business functions and information processing support in the event of a disruption of service. Business continuity plans will be developed, maintained and periodically tested for critical business functions and systems as determined by the Business through a process that is commensurate to the level of risk associated with disruption."

Disaster recovery testing is a key component of PNC's architecture for Business Resiliency. The problem, emergency, and crisis response teams are tested on a periodic basis and evaluated whenever "real" situations occur.

Disaster recovery tests are scheduled, and conducted in accordance with expectations from Regulators, Shareholders and Customers for each critical application system. The PNC policy is, at a minimum, to schedule tests for each information system platform each year, based upon: application criticality; business unit requirements; recovery process maturity; and prior test results. Test results are critiqued, and results presented by Business Resiliency to all interested parties.

                            ALTERNATE RECOVERY SITES

The PNC Data Center deploys a mixture of both internal and external recovery hot sites for those computer platforms, which process critically-rated applications (i.e. IBM Mainframe, Stratus, DEC, SUN, INTEL).

Mainframe, AS/400, RS/6000, SUN Hot sites - PNC maintains an extensive relationship with the leading industry providers of recovery services. Multiple geographically diverse locations are used for technology hot-site and business work area recovery. More specific vendor and location information is withheld in the interest of our customers' safety and security.

Other platforms use vendor drop ship agreements, or other arrangements to meet requirements defined by the business units.

RECOVERY TIER RATINGS

PNC is committed to recover all applications and services in a timely fashion. PNC has developed a set of Tier Ratings based on risk ensuring that the most critical applications and services are recovered first. This best practice allows for the placement and matching of business segments to facilities and infrastructure with similar criticality requirements. The level of availability supported by the infrastructure determines ratings.

Using the Business Impact Analysis Survey (BIA), PNC departments and functions are analyzed to determine their criticality to the organization and its customers and then are assigned a Tier rating. Risk profiles for facilities, telecommunications systems and information technology systems provide data as to the ability to satisfy customer and business requirements and to meet their service level objectives. Based upon the information provided in the Business Impact Analysis, Target and Supported Tier ratings are applied, and then gaps are identified and addressed to mitigate existing deficiencies within the delivery infrastructure.

OPERATIONAL AVAILABILITY

The PNC Data Center is comprised of computer systems from various technology vendors, ranging from mainframe technology, to midrange UNIX and Intel based solutions to meet the varied needs of our businesses. Some key highlights include:

     o IBM's CMOS Mainframe technology for large transaction processing systems.

     o 20+ Terabytes of mainframe class storage designed to meet the availability and performance needs of the businesses.

     o Automated Tape technology systems, including both Robotic silos as well as Virtual Tape subsystems to support processing and offsite archival of critical information for recovery.

     o PNC has implemented a robust design for implementation of Intel and Unix processing platforms. This design incorporates a standardized, redundant network configuration, dual redundant power supply, and implementation of a high-speed, automated backup system all within a flexible, scalable, space efficient environment.

(Operational Availability-Cont.)

THE PNC DATA CENTER NETWORK CONSISTS OF:

     o Redundant connections to robust self-healing Metropolitan Area and Wide Area networks.

     o    Redundant front-end and channel extension components.

     o    Thirty-five miles of ESCON fiber technology.

     o    Redundant/alternate equipment data paths.

     o    Computerm recovery capability at the hot site.

     o    Redundant path link recovery topology to the hot site.

EBUSINESS CONTINUITY AND THE INTERNET

The existing recovery strategy and investment for the e-Business technology infrastructure is based on management assessment of the probable dollar risk, transaction levels and the alternate processing capabilities available to the customers. The recovery capabilities are adequate to meet the current identified level of risk. As the risk increases, additional investments are being made.

A risk based, tiered business resiliency and recovery strategy and plan for the eBusiness technology infrastructure has been an integral part of the implementation plan. As part of the overall risk based implementation strategy, a very high operational availability solution was designed and implemented for the e-Business infrastructure. This solution features multiple Internet providers and connections, clustered processors with instant fail-over technology, as well as multiple firewalls and internally multi-routed pathing.

The implementation of the clustered high operational availability for the Web Java environment supplied the last component in this very robust high availability solution. This development path has been deliberate and represents application of funding towards the highest failure risk first, and builds towards the highly mitigated and unlikely scenario of major data center outage. This strategy capitalizes upon the existing investment in extremely high operational availability for the data center infrastructure and the low transaction volume of the new applications.

PNC maintains dual connections to the Internet through the Tier 1 service providers. Operational availability is achieved through load balancing and automatic fail over.

Current recovery contracts in place also allow, in catastrophic circumstances, for a staged recovery on vendor premises using vendor supplied Internet access and equipment.

BACKUPS

Critical application file back-up tapes are transported offsite, to a remote, secure storage vault provided by a leading national vendor.

A copy of the mainframe operating environment is maintained continually at the hot-site vendor. Daily critical operating system and application file back-up tapes are segregated and transported off-site to the secure storage vault. These tapes would be used to establish an immediate recovery process, while the remaining application back-up tapes are shipped from the offsite storage as well.

ENVIRONMENT

Power Systems

         Dual local utility power feeds provide five-megawatt redundant electrical service. Either feed can sustain the entire building load.

         In addition there is:

         o    Redundant electrical switchgear and substation equipment.

         o Two redundant Uninterruptible Power Supply (UPS) battery back-up systems in separate rooms, each containing three 500 KVA 60 cycle modules. Each room alone supplies continual power leveling to all critical data processing equipment and will supply 20 minutes of power to key systems to allow for switching to generators, or an orderly shutdown, if required. The other room is a redundant mirror image.

         o Four 1.5 KVA (2,168 horsepower) diesel generators. Three generators can sustain the building load, with one in continuous standby. These generators can provide a continuous supply of power to the entire facility including all data processing systems indefinitely by refueling the on-site fuel tanks.

         o Two 15,000-gallon main tanks and two redundant day tanks. This is enough fuel to sustain the building's operation for 96 hours without external refueling.

(Environment - Cont.)

Cooling & Mechanical Systems

         o 732 tons of all types cooling power, including building chillers, CPU heat exchange, and free standing raised floor units.

         o    Redundant building chillers and pumps.

         o 20,000-gallon water reservoir containing enough water to sustain all mechanical systems for 24 hours under adverse weather conditions.

         o All piping and wiring systems are designed and installed to provide maximum effectiveness and optimal change and/or maintenance management without disruption.

FIRE SUPPRESSION SYSTEMS

The facility is fire protected by using a combination of five types of fire suppression systems.

     o    Overhead WET system (lines are water charged)

     o    Overhead DRY system (lines are not water charged)

     o    Pre-action WET/DRY system

     o    Halon 1301* Full Concentration

     o    Halon 1301* Under floor Saturation

*Halon 1301 production has been discontinued will be replaced with FM2000 when needed

                                PROBLEM RESPONSE

PNC employs a corporate help desk to escalate and track all problems. This service is available via an 800 number 24/7/365. There are specific escalation procedures that are followed for each incident.

Corporate Business Continuity administers the PNC Corporate Emergency Response Plan. There are also Computer Escalation and Response 911 Plans in place for specific critical functions and applications.

                                     SUMMARY

PNC has a highly developed and effective business resiliency program in place that meets the critical needs of business functions and technology throughout the corporation.

                                    EXHIBIT E

                              PERFORMANCE STANDARDS

PFPC will use a statistical sampling as a percentage of transactions processed through the transaction processing and quality control units of PFPC providing services to the Fund and will track and report to the Fund on the accuracy of the transactions processed. Examining the sampling against predetermined PFPC criteria for accuracy, PFPC will provide an accuracy rate as represented by "percent" measured to the last Friday of each month from the last Friday of the previous month. The Fund reserves the right to inspect, or have a third party inspect, the Quality Assurance procedures and documentation and all documents reviewed and considered in determining the accuracy of processing.

I.   TRANSACTION PROCESSING

     MANUAL DATA ENTRY - PFPC provides a manual data entry service to the Fund for establishing new Shareholder accounts and monitoring existing account records.

     PFPC'S OBJECTIVE - PFPC's objective is to establish new accounts with a data accuracy rate of 98%. PFPC's objective is to process all other financial transactions with a data accuracy rate of 98%.

                                                              Accuracy
                                           Turnaround*        Standard
                                           -----------        --------
     A.    NEW ACCOUNTS                                         98%
           -Purchases                         T
           -Exchanges                         T
           -Transfer                          T+4

     B.    FINANCIALS                                           98%
           1. Purchases
              -Directs                        T
              -Wire Orders
               (Placement)                    T
              -Wire Orders
               (Settlement)                   T

           2. Redemptions
              -Direct                         T
              -Wire Orders                    T

           * T = Trade Date in good order

                                                              Accuracy
                                           Turnaround*        Standard
                                           -----------        --------
           3. Exchanges                       T

     C.    NON FINANCIALS
           1. Transfers                       T+4               98%
           2. Maintenance                     T+4               98%

           * T = Trade Date in good order

II.  SHAREHOLDER SERVICES

     PFPC'S OBJECTIVE - PFPC's objective is to accurately respond to 98% of the research requests within the periods set forth below.

             **Financial:        Complete within 72 hours
             **Non-Financials:   Complete within 120 hours

     ** Assuming the previous TA has provided all documents and correct date ranges on any archived boxes.

                                                              Accuracy
                                           Turnaround*        Standard
                                           -----------        --------
     A.    Research
           -Priority (Financial)              T+3               n/a
           -Non-Priority(Non-                 T+5               n/a
            Financial)

     B.    Correspondence
           -Priority (Financial)              T+3               98%
           -Non-Priority (Other)              T+5               98%

III. PRINT/MAIL ADMINISTRATION

     ACCURACY AND TIMELINESS OF SHAREHOLDER STATEMENTS

     SERVICE DESCRIPTION - Based on the mail frequency of the Fund, PFPC will produce and mail periodic statements to Shareholders.

     PFPC'S OBJECTIVE - PFPC's objective is to manage this service so that all Statements from the Fund are accurate and are mailed no later than five (5) business days after receipt of all necessary data from the Fund or the Fund's third party service provider.

     TIMELINESS OF DISTRIBUTION CHECKS AND DIVIDEND MAILINGS

     SERVICE DESCRIPTION - Periodically, PFPC will create and mail advices/checks for Fund's respective Shareholders.

     PFPC'S OBJECTIVES - PFPC's objective is to manage this service so that such advices/checks are mailed no later than two (2) business days following the date of the transaction.

                                               Turnaround*
     A.    Shareholder Statements
           Mailed                                 T+5

     B.    All Checks                             T+1

     C.    Daily Confirms                         T+2

     * T = Trade Date in good order

IV.  DATA CENTER SERVICES

     A. RESPONSE TIME - An average of 98% of all inquiries into the PFPC Mainframe system (CICS entries) on Business Days from 8:00 a.m. to 8:00 p.m. eastern time ("Business Hours") during a calendar month will have a response time of three (3) seconds or less.

     B. ON-LINE SYSTEMS AVAILABILITY - The On-Line System will be available for inquiry and data entry at least 96% of the time during Business Hours, measured on a calendar month basis.

V.   QUALITY ASSURANCE.

     PFPC will use a statistical sampling of transactions processed through the transaction processing and the quality control units of PFPC providing services to the Funds and will track and report on a weekly and monthly basis to the Funds on the accuracy of the transactions processed. Examining the sampling against pre-determined PFPC criteria for accuracy, PFPC will achieve the preceding quality assurance levels identified in the Accuracy Standard Column above, measured monthly by their independent Quality Assurance Department.

                                    EXHIBIT F

Set forth below is the Fund policy and guidelines for the treatment of financial gains and losses resulting from "as-of" shareholder transactions.

                                GENERAL PRACTICE

PFPC has the capability to track, at the fund or class level, both on a daily and cumulative basis, the impact of all shareholder "as-of" transactions processed through the PFPC System. This tracking is reflected on the daily SuperSheets prepared by PFPC. Daily and cumulative gain/loss balances are reported "net" at the fund or class level. To facilitate the tracking and reporting process, PFPC assigns a responsibility code to track gain/loss by the following parties:

     1.   MANAGEMENT COMPANY

          o    Management Company

          o    Dealer

     2.  FUND

          o    Estimates

          o    Shareholder

          o    Transmission Issue

     3.  TRANSFER AGENT

                             STANDARD OF MATERIALITY

Materiality shall be defined as the point at which the NAV is impacted at the fund class level. Gains or losses that do not impact the NAV at the fund class level shall be defined as immaterial.

CUMULATIVE BASIS

A pricing error will be considered material if the error is greater than or equal to $.005 per outstanding share over a cumulative period.

                                     POLICY

CUMULATIVE BASIS

In the event that an "as-of" gain/loss amount, at the fund or class level, is equal to or exceeds $.005 per outstanding share on a cumulative basis (annual "accumulation period"), Fund Accounting will notify the PFPC and the Fund immediately and will book the appropriate payable/receivable entry in order to "keep the Fund whole". At that time, PFPC will provide a detailed explanation of the transaction, or transactions, which caused the "as-of" amount to equal or exceed the $.005 per outstanding share threshold. PFPC will work closely with the Fund to identify and resolve the full gain/loss amount.

Upon confirmation of the reason(s) for any such material "as-of" loss on a cumulative basis within the relevant accumulation period, the responsible party or parties will reimburse the full amount due to the fund. Such reimbursement will occur no later than one month from the date of the transaction. PFPC will be responsible for reimbursing the fund for any material losses designated with a "Transfer Agent" responsibility code. The responsibility for the recovery of all other components of the cumulative material loss resides with the Management Company.

At the end of each accumulation period, any immaterial "as-of" gains or losses or any material "as-of" gain remaining on the books of the fund will be absorbed by the fund. The cumulative tracking mechanism for "as-of" gains and losses will be reset to zero to begin the next accumulation period.

PRICING ERROR CORRECTIONS

Additionally, in cases where a material "as-of" loss has occurred on a given day, PFPC may request that the Fund recalculate the impacted NAV(s) and allow PFPC to re-process the affected shareholder transactions as if the "as-of" trade(s) had been processed in a timely manner on the applicable trade date with the correct NAV. Individual account adjustments of less than or equal to $25.00 are considered "de minimus" and will not be processed by PFPC.

                      -------------------------------------

PFPC will utilize the procedures outlined below for "as-of" dividend accrual resulting from adjustments occurring within a month and "late dividends" resulting from "as-of" transactions crossing a fund's ex-date.

ACCRUAL GAIN/LOSS:

If the accrual gain/loss reaches one-half cent ($.005) in materiality for dividend payouts, the responsible party will settle the dollar amount.

LATE DIVIDEND GAIN/LOSS:

Late dividend gain/loss results from "as-of" trade activity that generates a dividend/capital gain after the fund's payable date. Late dividend gain/loss will be absorbed by the Fund.

                      -------------------------------------

INTEREST COMPENSATION:

In the event of a check disbursement or wire payment error in which the shareholder has lost interest due to a misrouting of the proceeds, PFPC will not pay interest compensation to the shareholder until reimbursement of such interest earnings from the bank that benefited in error from the misrouted payment. In cases where PFPC is at fault, payment of interest compensation to the shareholder will not be delayed.

GAIN/LOSS REPORTING AND TRACKING

PFPC tracks the responsibility (by Management Company, Fund and Transfer Agent) for all gains and losses generated by "as-of" transactions. PFPC may also prepare detailed explanations of "as-of" activity, primarily for internal process improvement purposes. Additionally, a daily/weekly/monthly gain/loss report can be made available to designated individuals at the Fund.

November 25, 2003

ATLAS ASSETS, INC.
ATLAS INSURANCE TRUST

Re: TRANSFER AGENCY SERVICES FEES

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of the Transfer Agency Services Agreements each dated November 25, 2003 (the "Agreement") between PFPC and Atlas Assets, Inc. on one hand and PFPC and Atlas Insurance Trust on the other (Atlas Assets, Inc. and Atlas Insurance Trust are referred to hereinafter as "you" or the "Fund") for service provided on behalf of each of the Funds' investment portfolios ("Portfolio"). Pursuant to paragraph 12 of the Agreement, and in consideration of the services to be provided to each Portfolio, the Fund will pay PFPC certain fees and reimburse PFPC for its out-of-pocket expenses incurred on its behalf, as follows:

1)   ACCOUNT FEE:

     Active Direct Account            $9.00 per account per annum
     Active NSCC Level 3 Accounts     $7.00 per account per annum
     Inactive Account:                $3.60 per account per annum

     Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance for the entire month. Inactive accounts are purged at least annually after year-end tax reporting.

2)   MINIMUM MONTHLY FEE:

     The minimum monthly fee will be $2,000 for each portfolio/class, exclusive of transaction charges, Fund/SERV\Networking charges, retirement custodian fees, annual retirement plan document fees, CIP fees, advanced output services fees, DAZL(R) fees, IMPRESS and IMPRESSNet(R) fees, cost basis accounting fees, voice response fees, data warehouse fees, out-of-pocket expenses and miscellaneous fees.

     The minimum monthly fee will be waived for the existing 17 portfolios/classes. The minimum monthly fee will apply to each new portfolio/class.

3)   RETIREMENT CUSTODIAN FEE:

     Active Retirement Accounts       $10.00 per plan, per social security
                                      number, per annum

4)   ANNUAL RETIREMENT PLAN DOCUMENT FEES (PER FUND FAMILY):

     IRA - Traditional (includes SEP)   $500
     IRA - Roth                         $500
     IRA - Simple                       $500
     Coverdell ESA                      $500
     Non-ERISA 403(b)(7)                $750
     Money Purchase                     $750
     Profit Sharing                     $750
     EZ-k                               $750

5)   TRANSACTION CHARGES:

     The following transaction fees are applicable only on manually processed transactions in excess of the stated monthly volume thresholds per fund family:

     ---------------------------------------------------------------------------------------------------------
            TRANSACTION TYPE                     FEE                              MONTHLY VOLUME THRESHOLD(1)
     ---------------------------------------------------------------------------------------------------------
     Purchases, redemption,          $1.00 per transaction                        Thru 3/1/2005:        7,875
     transfers, exchanges,                                                        3/1/2005:             8,663
     maintenance, correspondence                                                  3/1/2006:             9,529
     and adjustments(2)                                                           3/1/2007:            10,481
     ---------------------------------------------------------------------------------------------------------
     New Account Opening(3)          $5.00 per account                            Thru 3/1/2005:        1,575
                                                                                  3/1/2005:             1,733
                                                                                  3/1/2006:             1,906
                                                                                  3/1/2007:             2,097
     ---------------------------------------------------------------------------------------------------------

     (1) In the event of transaction volume changes resulting from mergers and acquisitions involving the Fund, the parties will adjust the monthly volume thresholds upon mutual agreement

     (2)  Excludes telephone trades taken and processed by Atlas

     (3) Excludes new account copy transactions which are exchanges to new funds, and adding new funds to existing account numbers

6)   PFPC FUNDSERV/NETWORKING FEES:

     PFPC Setup fee:                  $2,000.00 one-time setup charge per fund family (WAIVED)

     PFPC Transaction fees:

     NSCC FundSERV:                   $.10 per transaction, plus
                                      $.15 per transaction if the trade is confirmed same day

     Commission Settlement:           No charge

     ACATS:                           No charge

     Mutual Fund Profile Service:     $10.00 per month per fund/class
                                      ($100.00 maximum per month)


     Note: NSCC will deduct its direct monthly fee on the 15th of each month from PFPC's cash settlement that day. PFPC will include these charges as an out-of-pocket expense on its next invoice. These fees do not include related out-of-pocket expenses.

7)   ANTI-MONEY LAUNDERING FEE:

     $0.15 per open non-network Level 3 account, per annum.

8)   CUSTOMER IDENTIFICATION PROGRAM (CIP) FEES:

     $2.25 per customer verification
     $0.02 per month per search result stored

9)   IMPRESS(R)

     License and Maintenance:   $2,600 per seat, per annum per fund family
                                (up to 30 seats) (Image & CRM)

     Billing for installation, training and project management would be based on actual hours at $150 per hour. The estimate for installation, training and project management is 56 hours.

10)  COST BASIS ACCOUNTING:

     One-time setup charge:     $50,000 per fund family plus (WAIVED)
     Hybrid service:            $  0.10 per eligible account per month

11)  IMPRESSNET(R) SERVICES

     One Time Set-Up Fee per fund family: (WAIVED)


     -----------------------------------------------------------
             NUMBER OF OPEN ACCOUNTS                 Set-Up Fee
           (COUNTED AT IMPLEMENTATION)
     -----------------------------------------------------------
     Less than 20,000 Accounts                        $15,000
     -----------------------------------------------------------
     Between 20,001 and 50,000 Accounts               $20,000
     -----------------------------------------------------------
     Between 50,001 and 100,000 Accounts              $25,000
     -----------------------------------------------------------
     Between 100,001 and 500,000 Accounts             $30,000
     -----------------------------------------------------------
     Between 500,001 and 1,000,000 Accounts           $40,000
     -----------------------------------------------------------
     Over 1,000,000 Accounts                          $50,000
     -----------------------------------------------------------

Annual Recurring Fee per fund family - Starts in Year 1:

     -----------------------------------------------------------
                NUMBER OF OPEN ACCOUNTS(2)      ANNUAL FEE
     -----------------------------------------------------------
     Less than 20,000 Accounts                    $10,500
     -----------------------------------------------------------
     Between 20,001 and 50,000 Accounts           $14,000
     -----------------------------------------------------------
     Between 50,001 and 100,000 Accounts          $17,500
     -----------------------------------------------------------
     Between 100,001 and 500,000 Accounts         $21,000
     -----------------------------------------------------------
     Between 500,001 and 1,000,000 Accounts       $28,000
     -----------------------------------------------------------
     Over 1,000,000 Accounts                      $35,000
     -----------------------------------------------------------

     (2) Counted at implementation and then at each subsequent anniversary date from the date of implementation. Annual fee will be adjusted accordingly.

     Monthly Minimums per fund family:

     -------------------------------------------------------------------------------
       NUMBER OF OPEN ACCOUNTS                       INQUIRY           TRANSACTION
                                                     MINIMUM             MINIMUM
     -------------------------------------------------------------------------------
     Less than 20,000 Accounts                        $1,200               $120
     -------------------------------------------------------------------------------
     Between 20,001 and 50,000 Accounts               $1,600               $160
     -------------------------------------------------------------------------------
     Between 50,001 and 100,000 Accounts              $2,000               $200
     -------------------------------------------------------------------------------
     Between 100,001 and 500,000 Accounts             $2,600               $260
     -------------------------------------------------------------------------------
     Between 500,001 and 1,000,000 Accounts           $3,200               $320
     -------------------------------------------------------------------------------
     Over 1,000,000 Accounts                          $4,000               $400
     -------------------------------------------------------------------------------

     Inquiry/Transaction/Account Maintenance Fees:

     The fee for an Account Inquiry is $0.10 per occurrence. For an Account Transaction, the fee is $0.50 per occurrence. The fee for Account Maintenance is $1.00 per occurrence. The fee for New Account Set-Up is $1.50 per occurrence. Atlas will handle PIN change requests internally and will therefore not be charged the fee for each PIN change of $2.50. These fees are tracked and billed monthly. There is a minimum each month for both inquiries and transactions.

     Volume Discount for Inquiries:

     --------------------------------------------------------------------
               (OVER LIFE OF THE AGREEMENT)               FEE PER INQUIRY
            NUMBER OF INQUIRIES PER FUND FAMILY
     --------------------------------------------------------------------
     Less than 100,000 Inquiries                               $0.10
     --------------------------------------------------------------------
     Between 100,001 and 200,000 Inquiries                     $0.08
     --------------------------------------------------------------------
     Between 200,001 and 300,000 Inquiries                     $0.05
     --------------------------------------------------------------------
     Over 300,000 Inquiries                                    $0.03
     --------------------------------------------------------------------

     Other fees:

     Customization Fee: $180 per hour

12)  VOICE RESPONSE FEES:

     $10,000 per fund family setup charge (WAIVED)
     $1,000 per month maintenance fee/per fund family(3)
     $0.23 per minute
     $0.10 per call

     (3) If average monthly call volume is greater than 2,000 then the monthly Maintenance fee will be $500.

13)  TRAINING:

     $125 per hour, per resource, Travel and entertainment will be billed separately.

14)  ADVANCE OUTPUT SERVICES FEES:

     Implementation Fee:

   Production and Inventory Set-up                                    $5,000-$10,000 per fund family
(WAIVED)

Printing/Processing:
   Per Confirm/Statement/Image Printing                               $0.07
   Per Check Printing                                                 $0.10
   Highlight Color                                                    $0.09

Inserting: (daily minimums may apply):
   Confirms Machine Inserting per page (includes BRE or CRE)          $42/K(4)
   Confirms Hands Inserting per page (includes BRE or CRE)            $78/K(4)
   Statements Machine Inserting per page (includes BRE or CRE)        $42/K(4)
   Statements Hands Inserting per page (includes BRE or CRE)          $78/K(4)
   Checks Machine Inserting per page                                  $52/K(5)
   Checks Hands Inserting per page                                    $91/K(5)
   Additional Inserts Hand                                            $0.07
   Additional Inserts Machine                                         $0.01
   Machine Intelligent Inserting                                      $58/K
   Hands Intelligent Inserting                                        $58/K

         (4) $50.00 minimum per day applies
         (5) $75.00 minimum per day applies

Shipping/Inventory:
   Non-USPS courier support/package                       $4.50
   Inventory receipts/S.K.U.                              $20.00
   Inventory storage/location/month - per skid            $25.00
   Inventory Dump/Destruct Charge                         $20.00
   Courier Charge                                         $50.00
   Shipping Boxes                                         $0.85
   Oversized Envelopes                                    $0.45

Special Mailing:
   Working Order Administration fee                       $15.00 each
   Creation of Admark Tape                                $135.00
   ZIP+4 Data Enhancement                                 $10/K-$125.00 min
   Data Manipulation                                      $80.00 per hour
   Admark & Machine Insert #10 or 6x9
      (includes 1 piece)                                  $62/K-$125.00 min
   Additional Machine Insert #10                          $2.50/K
   Admark & Machine Insert 9x12
     (includes 1 piece)                                   $125K-$125.00 min
   Additional Machine Insert 9x12                         $5.00/K
   Admark Only #10, 6x9 or 9x12                           $38.00/K-$75.00 min
   Admark & Hand insert #10, 6x9 & 9x12
      (includes 1 insert)                                 $0.08
   Hand Sort                                              $25.00/K
   Pressure Sensitive Labels:
      Print, Affix & Insert one piece                     $0.32-$75.00 min

      Print labels only                                   $0.10
      Affix labels only                                   $0.10
      Insert only                                         $0.14
      Additional inserts                                  $0.08
      Legal Drop per Mailing                              $150.00
      Copy of 3602 or 3606 per Mailing                    $3.00 each

   Miscellaneous Fees:
      Manual pulls                                        $2.50
      Special Projects Hourly Work                        $24.00
      Per piece mail preparation/presort fee              $0.035
      Fast Forward Fees                                   $0.15

   Tax Form Output Processing:
      Print & Process                                     $0.42 each
      Work Order Administration Fee                       $15.00 each
      Minimum Processing/Job                              $75.00 each
      Dupe Tax Forms                                      $0.50 each
      Intelligent Inserting                               $0.045 each
      Additional Machine Insert                           $0.01
      Additional Hand Insert                              $0.07

   Digital Services:
      Alchemy Annual User License                         $35,000
      Original Images (annual pages):
         Up to 1 Million Images                           $0.05 per
         1 Million - 3 Million Images                     $0.04 per
         3 Million + Images                               $0.03 per
      Web Maintenance and PDF Server Storage
         For Internet Presentment (pages)                 $0.01 per
      E-mail notification                                 TBD
      Consent for Suppression                             TBD
      Original CD-ROM Charges                             $175.00 per

      Note: Any portal clicks/view charges apply based on existing
            IMPRESSNet(R)/AdvisorCentral(TM) contracts.

15)  DAZL(R) FEES:

     One-time set-up fee:       $5,000 per fund family
        Includes management company level coding, report programming.

     Monthly Maintenance Fee:   $1,000 per fund family
        Includes client and broker dealer access to DAZL Support Group.

     DAZL Base Transmission Fee/Record:
        Price records           $0.015
        Other records           $0.030
        (security, distribution, account master, transaction, position)

     DAZL Direct/Interactive/Trust/401K/ICI/Mgt. Co. Level Fee/Record:
        Prince records          $0.01
        Other records           $0.01
        (security, distribution, account master, transaction, position)

     Enhancement Fee:           $150.00/hour

Note: If DAZL is mutually chosen as the vehicle to replicate existing data transmissions between Atlas Assets, Inc. and the transfer agent, these transmissions will be exempt from the fees illustrated above.

16)  MUTUAL FUND TRANSFER AGENT DATA WAREHOUSE FEES(6)

     Monthly Fee:               $3,000.00 per fund family(7)

     (6)  Mutual Fund Data Warehouse Fee to begin upon service availability

     (7) PFPC agrees to waive the monthly fee for a period of six (6) months beginning with the first month in which the service is used

17) MISCELLANEOUS CHARGES include, but are not limited to, charges for the following products and services as applicable, ad hoc reports, ad hoc SQL time, banking services, COLD storage, imaging, digital recording, training, microfiche/microfilm production, magnetic media tapes and freight, and pre-printed stock, including business forms, certificates, envelopes, checks and stationary. In addition, consolidated statement, audio response and development/programming costs, and deconversion expenses.

18) OUT-OF-POCKET EXPENSES include, but are not limited to, telephone lines, postage, overnight delivery, mailgrams, hardware/phone lines for transmissions, wire fees, ACH charges, record retention, b/c notices, lost shareholder searches, labels, user tapes, approved travel expenses, and expenses incurred at the direction of the Fund. Out-of-pocket expenses are billed as they are incurred.

19) SHAREHOLDER EXPENSES include, but are not limited to: lost certificate bonding, overnight delivery as requested by the shareholder, and wire fee for disbursement if requested by the shareholder. If the Fund chooses not to charge the shareholder for these services, the fees will be billed as an out-of-pocket. Shareholder expenses are billed as they are incurred.

20) FEE ADJUSTMENTS. PFPC waives its right to annually adjust the fees described in the above sections based upon the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average.

     Any fee, out-of-pocket expenses or shareholder expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC. PFPC agrees to waive this late payment fee.

     The fee for the period from the date hereof until end of the year shall be prorated according to the proportion which such period bears to the full annual period.

                            [Signature Page Follows]

If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                         Very truly yours,

[APPROVED LEGAL - illegible]             PFPC INC.

                                         By:  /s/ [ILLEGIBLE]
                                             -----------------------------------

                                         Name:  ________________________________

                                         Title: ________________________________


Agreed and Accepted:

ATLAS ASSETS, INC.

By:  /s/ [ILLEGIBLE]
    -----------------------------------

Name:  Larry Key
       ________________________________

Title: COO
       ________________________________



ATLAS INSURANCE TRUST

By:  /s/ [ILLEGIBLE]
    -----------------------------------

Name:  Larry Key
       ________________________________

Title: COO
       ________________________________